Industrial Research Assistance Program

                        Repayable Contribution Agreement

                                                            Project No.:  379684

This Agreement is made in duplicate -

Between:                                    National Research Council Canada

                                            200 Town Centre Court, Suite 1101
                                            Scarborough, Ontario
                                            M1P 4X8
                                            (herein called the NRC)

And:                                        Energy Ventures Inc. (Canada)
                                            43 Fairmeadow Ave,
                                            Toronto, Ontario
                                            M2P 1W8
                                            (herein called the Firm)

1. This Agreement comes into effect on the March 20, 2000 and terminates on the March 31, 2009, unless extended in accordance with the Basis of Payment and Repayment.

2. The NRC agrees to contribute up to a maximum of $495,000 for the performance of work undertaken by the Firm as described in the attached Statement of Work (SW) (hereafter referred to as "the Work") and in accordance with the Basis of Payment and Repayment (BP) and Conditions of Contribution (CC).

3. The Firm agrees to undertake the Work and understands and accepts all the Conditions of Contribution.

4. Subject to the Conditions of Contribution (CC), the Firm agrees to pay to NRC the amounts required to be paid by the Firm under the Basis of Payment and Repayment (BP) plus any applicable administrative costs and interest penalties specified therein.

5. This Agreement shall become null and void if not signed and returned to NRC within thirty (30) days of the signature date of the authorized officer of the NRC.

--------------------------------------------------------------------------------
         National Research Council Canada

         /s/ Roy J. Crew                                 March 15, 2000
         --------------------------                      -----------------------
         Mr. Roy J. Crew                                 Date
         Regional Director, Ontario


         Energy Ventures Inc. (Canada)

         /s/ Wayne Hartford                              March 22, 2000
         --------------------------------                -----------------------
         Mr. Wayne Hartford,                             Date
         President


--------------------------------------------------------------------------------

Statement of Work                                                           SW-1



                                                            Project No.:  379684

Project Title:  Development  of Nickel  Zinc and Zinc  Carbon-Bromine  Secondary
                Batteries

Description of the Work

Following are the major development tasks for this project.

      Nickel Zinc:

      The pre-commercialization plan is centered on setting the recipe for the design of this technology and developing the process for engineering the manufacturing. It also is heavily focused on life cycle testing, product verification, safety testing, manufacturability and large volume testing. Under this plan the company must manufacture large volumes of cells by hand for testing by potential licensees and partners. EVI has the first generation product in the lab at this time and is working to improve the long-term capacity and cycle life of the cell for second and third generations.

      1. To set the recipe for the first generation of product in AAA, AA, C and D sizes. The company will manufacture by hand large numbers of batteries for performance testing. The company has a need to increase its ability to cycle these batteries by purchasing one or more battery cycler machines. This program is required so that the company will have comfort in its design. This will be an iterative process whereby modifications will be made to the battery design based on its long-term performance. The company will increase its staff for this project since there is a significant amount of effort in making the batteries and collecting the data from product cycling.

      2. To complete the engineering to allow high-speed production of these cells on existing alkaline battery lines. Hand production of the cells will provide information about the manufacturability of the end product. Again, the process is iterative, since a particular technique that leads to improved battery performance may not be possible in a high-speed manufacturing line or may add significant cost to the product.

      3. At the stage when EVI is confident about the formula and manufacturability of the battery based on hand production it must move to automated production. A low-speed production line will be built or leased to verify that the battery can be manufactured in a continuous process. EVI may undertake this step of the commercialization process independently or with a joint venture partner.

            Note: The company is considering the acquisition of a manufacturing company that will give it control of a battery manufacturing plant in Canada. Should this acquisition take place, EVI will be in an excellent position to validate the production process on a full-scale production line.

      4. The company will determine the product and process economics using the information from steps 1, 2 and 3. This can only be accomplished when making large volumes of cells.

      5. The company will produce large volume (100 cells) samples for distribution to potential licensees and OEMs.

      6.    Design  and  build  cathode   insertion   machine  for  Nickel  Zinc
            batteries.

      Zinc Carbon Bromine:

      The Pre-Commercialization plan is focused on setting the specifications for the first generation cell and optimizing the materials for maximum cycle life and capacity. Manufacturability of the battery will also be proven along with product economics. Repetitive testing and data acquisition of manufactured cells will be conducted on battery cycling equipment to validate the technology and manufacturing process. A continuing focus will be on improving the battery to have at least fifty or sixty cycles by identifying a better separator. Since cost and price will be market issues with this battery, EVI must prove that the system can meet the market requirements by testing higher rate production volumes. Sample packages of the battery must be produced for testing by potential licensees. A charging system must be developed for this system since its charging regime is not consistent with existing battery products.

      1. To set the recipe for the first generation of product in C and D sizes. The company will manufacture by hand large numbers of batteries for performance testing. The company has a need to increase its ability to cycle these batteries by purchasing one or more battery cycler machines. This program is required so that the company will have comfort in its design. This will be an iterative process whereby modifications will be made to the battery design based on its long-term performance. The company will increase its staff for this project since there is a significant amount of effort in making the batteries and collecting the data from product cycling.

      2. To complete the engineering to allow high-speed production of these cells on existing or new battery lines. Hand production of the cells by EVI staff will provide information about the manufacturability of the end product. Again, the process is iterative, since a particular technique that leads to improved battery performance may not be possible in a high-speed manufacturing line or may add significant cost to the product.

      3. At the stage when EVI is confident about the formula and manufacturability of the battery based on hand production it must move to automated production. A low-speed production line will be built or leased to verify that the battery can be manufactured in a continuous process. EVI may undertake this step of the commercialization process independently or with a joint venture partner.

      4. The company will determine the product and process economics using the information from steps 1, 2 and 3. This can only be accomplished when making large volumes of cells.

      5. The company will produce large volume (100 cells) sample kits for distribution and provide technical support to potential licensees.

      6. The company will design, build and test an inexpensive charging system that will be suitable for these batteries.

Following reflects the product development schedule for Nickel Zinc and Zinc Carbon Bromine batteries in this project:

         ACTIVITY                 Months| 1| 2| 3| 4| 5| 6| 7| 8| 9|10|11|12|

Design & Build Hand Manuf. Equip.        XXXXXX
Build Pre-production Cells - I              XXXXXXXXX
Design & Build Test Equip.               XXXXXX      XXX
Perform Test & Characterization                XXXXXXXXX
Project Review 1
Engineering Design Changes                             X
Build Pre-production Cells - II                         XXX
Project Review II                                          XXXXXXXXX
Test Pre-production Cells - II                                     X
Design & Build Cathode                                           XXXXXXXXXXX
Insertion Machine                        XXXXXXXXXXXXXXXXXX
Final Project Review                                                        X

Statement of Work                                                           SW-2





Summary of total cost of the Work

Salaries                             $607,413
Services and Contracts               $187,429
Travel                                $56,000
Materials                             $83,000
Capital Items                        $170,000
Overheads                            $394,819
                                   ----------
            Total                  $1,498,661

Basis of Payment and Repayment                                              BP-1



Project No.:  379684

(Note: The Goods and Services Tax (GST), Harmonized Sales Tax (HST), or Quebec Sales Tax (QST) will not normally be reimbursed by NRC and the Firm must delete any GST, HST, or QST costs from invoices prior to submission to NRC for payment. However, if the Firm has paid GST, HST, or QST in relation to allowable costs incurred (as defined below) and can clearly demonstrate to NRC's satisfaction that it is not entitled to any input tax credits or other form of rebates for these taxes, then NRC will consider those taxes paid as an allowable cost.)

1.0   Terms of Payment

1.1 NRC agrees to reimburse the Firm for work performed on the project as follows:

      o Eighty Five percent (85%) of the actual salary costs (excluding benefits) incurred for company staff, estimated at $495,000.

Note: Overhead costs exceeding 65% of the salary costs directly incurred by the Firm in the performance of the Work will not be considered by NRC as costs of the Work without its prior written consent.

Note: NRC's maximum contribution will be the lesser of 33% of the total costs incurred in the performance of the Work or $495,000.

1.2 The Firm agrees to invoice NRC quarterly in arrears for costs incurred and as specified in clause 1.1 above.

1.3 The Firm agrees to provide NRC the reports on the dates outlined below. The Firm acknowledges that failure to comply with these requests will cause the payments of current and subsequent claims to be delayed or stopped.

      a) a summary of the actual total costs incurred in the performance of the Work from the start of this Agreement and a summary of the total forecasted expenditures to complete the Work must be submitted on September 20, 2000 and March 31, 2001.

      b) Firm's unaudited annual financial statements within one hundred and twenty (120) days of the end of the Firm's fiscal year end until repayments commence. The first financial statements must be submitted on or before January 31, 2001. Audited revenue or financial statement should be submitted annually within one hundred and twenty (120) days of the Firm's fiscal year end, during the repayment period, and until the end of this agreement. The first audited revenue or financial statement is due on January 31, 2004.

      c)    Financial Review on or before May 30, 2000

      d) Financial and technical review on or before August 31, 2000, December 31, 2000 and March 31, 2001.

      e)    A final technical report due on March 31, 2001.

2.0   Sources of Funding for the Work

2.1 The Firm agrees that the following table fairly represents the anticipated sources of funds for the Work.

                Source                      Amount       Percent
         This contribution                  $  495,000   ( 33%)
         Tax credits                        $            (   %)
         Other government assistance        $            (   %)
         Firm's internal resources          $1,003,661   ( 67%)
         Other private sector funding       $            (   %)
                                            ----------   ------
                  Total Cost of the Work    $1,498,661   (100%)

2.2 The Firm acknowledges that securing any other funding for the Work is entirely a matter between it and the other sources of funds and that NRC cannot give any assurance about eligibility, suitability, terms, or amounts.

3.0   Summary of NRC's Support by Fiscal Year

      The following table summarizes the maximum contribution to be made by NRC in each given NRC fiscal year (April 1 to March 31).

      Fiscal Year 1999/2000  (13 March 2000 to 31 March 2000) up to:     $5,000.
      Fiscal Year 2000/2001  (1 April 2000 to 31 March 2001) up to:    $490,000.


      Claims for payment, in accordance with clause 1.1, for project costs incurred in a given fiscal year must be submitted by April 10 of the following fiscal year. The maximum amount per fiscal year cannot be exceeded without prior written approval of NRC.

      No unclaimed portion of these maximum annual amounts will be added to subsequent fiscal year limits without the express written consent of NRC.

4.0   Supporting Documentation

      a) The Firm agrees to provide proofs of costs incurred when requested by NRC.

      b) Each claim is to be accompanied by a brief report, in a manner specified by NRC, of the Work completed during the claim period.

      c) Payment of claims for payment by NRC is contingent upon receipt of any required reports.

5.0   Repayment

5.1 Beginning on July 1, 2003 and at the beginning of every quarter thereafter up to and including April 1, 2006 the Firm shall pay to NRC:

      One point seven percent (1.7%) of the Firm's gross revenues for the quarter preceding the repayment. Gross revenues are defined as all revenues, receipts, monies and other considerations of whatever nature earned or received by the Firm, whether in cash, or by way of benefit, advantage, or concession, without deductions of any nature, net of any returns or discounts actually credited and any sales, excise, ad valorem or similar taxes paid but without deduction for bad debts or doubtful accounts, as determined in accordance with generally accepted accounting principles, applied on a consistent basis.

      If by April 1, 2006 the total amount paid to NRC is less than the NRC contribution to the Firm, the Firm will continue to make payments to NRC under the same terms until the earlier of the full repayment of the NRC contribution or ten years after the start of the repayment period. If at any time during the life of this Agreement the total amount paid to NRC pursuant to this article equals or exceeds $742,500, the Firm shall cease to have any further obligation to make payments to NRC pursuant to this article.

5.2 The Firm agrees to provide to NRC a report of gross revenues for the repayment period defined in 5.1, above. This repayment and report are due within 60 days from the end of the applicable period.

5.3 The Firm agrees to provide to NRC within one hundred and twenty (120) days of the end of each Firm fiscal year, an audited report of gross revenues for that fiscal year, until the end of the contract.

5.4 The Firm agrees that in its revenue reports to NRC, all transactions with related persons (as that term is defined in the Income Tax Act) will be reported, treated and valued at the greater of the typical recent price for sales by the Firm, or by any company related to the Firm, of the product or service in question to unrelated third parties or of the fair market value (defined as the highest price obtained for a similar product in a preceding calendar year).

5.5 The Firm agrees that if it licenses the production and sale of any of its products or services to a third party, that it will pay to NRC an amount equal to the amount it would have paid to NRC had it made the sales itself in the repayment period in question.

5.6 Interest at one percent (1%) per month compounded monthly (annual rate of 12.68%), must be paid on overdue amounts. An amount is overdue if unpaid 30 days after the repayment is due according to article 5.0. NRC may revise that rate upon 2 months' notice. The Firm shall pay an administrative charge of $25 for any cheque that is refused payment by the Firm's bank or financial institutions.

5.7 The amount paid by the Firm to NRC pursuant to article 5.1 does not include interest charges or penalties or any other amounts paid or owed by the Firm to NRC whether related to this Agreement or not.

5.8 Payments must be made by cheque payable to "Receiver General - National Research Council of Canada" and addressed to:

                           Finance Branch,
                           National Research Council,
                           1200 Montreal Road,
                           Ottawa, Ontario.  K1A OR6

6.0   Special Conditions

      None

                                                                       CC-1 of 3





                           Conditions of Contribution

This Agreement is conditional upon the Firm's adherence to all conditions set out below. A breach of any of the following conditions, or a submission to NRC of false or misleading information, is grounds for suspension or immediate termination of NRC's financial assistance for the Work, in addition to any other action permitted by law. NRC will notify the Firm, in writing, of any such suspension or termination. Termination of this Agreement due to breach of any of these conditions by the Firm will render the total amount of all contribution payments made by NRC to the Firm pursuant to this Agreement immediately due and payable to the Receiver General - National Research Council of Canada. Failure on the part of NRC to act on any breach does not constitute a waiver of NRC's right to act on that or any other breach of the following conditions.

1. The Firm must undertake the Work. Any significant change proposed in relation to anything that is written in the Statement of Work or the Basis of Payment and Repayment requires an amendment to this Agreement signed by both the Firm and NRC.

2. The Firm must abide by all of the provisions of the Basis of Payment and Repayment and the Conditions of Contribution of this Agreement. Failure to do so constitutes a breach of the conditions of this Agreement.

3. The Firm must notify NRC in writing if it seeks or receives financial assistance for the Work from any level of government, beyond that indicated in the Basis of Payment and Repayment. In such cases, NRC reserves the right to reduce the amount of its contribution.

4. The Firm must maintain adequate records and accounts related to its performance of the Work, in accordance with generally accepted accounting practices. The Firm must make such records available to authorized representatives of NRC for inspection, auditing, or copying and must permit authorized representatives of NRC to have access to the Firm's facilities and personnel for the purpose of inspection and interviewing. This clause 4 remains in effect for three years after the end of the repayment period of this Agreement.

5. The Firm must maintain data relating to the economic and job creation benefits traceable to this Agreement for its duration and must provide NRC with such data upon request.

6. The Firm must demonstrate, to the satisfaction of NRC, acceptable performance of the Work, and the capability of continuing the Work. The Firm must permit NRC to inspect the facilities used by the Firm in the performance of the Work, and to discuss the Work with NRC representatives.

7. The Firm must contribute its agreed portion of the total cost of the Work. If it is found upon the completion of the Work that the Firm has not contributed its agreed share of the total cost of the Work, as mentioned in the Basis of Payment and Repayment, NRC may require the Firm to repay NRC the overpayment of the contribution within 30 days. The remaining part of the contribution will be repaid to NRC in accordance with the Basis of Payment and Repayment .

                                                                       CC-2 of 3

8. The Firm must make reasonable efforts to protect and exploit the results arising from the Work supported under this Agreement in a manner appropriate to the achievement of the economic and job-creation benefits outlined in the Firm's proposal to NRC and must report to NRC on its efforts as requested by NRC. If, based on these reports, NRC is of the opinion that the Firm is not exploiting the results in a manner conducive to the achievement of the benefits in the Firm's proposal, NRC may require the Firm to license the technology developed under this Agreement to a third party of NRC's choosing upon reasonable commercial terms and conditions, failing which the Firm shall grant NRC a non-exclusive, perpetual, royalty-free license to use the results and associated intellectual property in Canada for any purpose, which license shall include the right to grant sublicenses.


9. The Firm agrees to obtain prior written consent from NRC if, at any time during the life of this Agreement or within five years after the end of this Agreement, the Firm intends:
      (a) to enter into third party agreements that would limit the Firm's control of the results derived from the Work,
      (b)   to do part of the Work outside Canada,
      (c)   to manufacture using the results of the Work outside Canada,
      (d) to license, sell, assign, or otherwise grant any right in or transfer title to intellectual property arising out of the Work to any person or organization outside Canada, or to any government other than the Government of Canada
      (e) to undertake any action that would adversely impact its ability to achieve the economic benefits and benefits to Canada outlined in its proposal to NRC or that would materially affect its ability to meet its repayment obligations described in the Basis of Payment and Repayment.

10. The Firm must indicate in writing, or by a clear label, the confidentiality of any specific information which it wishes to be treated as confidential by NRC. Protection from third party access to confidential business information supplied to NRC is provided by the federal Access to Information Act.

11. No Member of the House of Commons shall be admitted to any share or part of this Agreement or to any benefit to arise therefrom. No person will receive a direct benefit from this contract if that person is subject to, and not in compliance with, a Conflict of Interest and Post-Employment Code, either the one for Public Office Holders, for the Public Service, or for NRC Employees. (NOTE: post-employment rules mainly affect persons in the NRC "MG" category, the federal public service categories "Senior
      Manager"   and  above,   ministerial   staff,   and  Governor  in  Council
      appointees.)

12.   The Firm warrants that:
      a) it has not, nor has any person on its behalf, offered or promised to any official or employee of Her Majesty the Queen in right of Canada any bribe, gift or other inducement for or with the view to obtaining this Agreement; and
      b) it has not employed anyone on its behalf to solicit or secure this Agreement for a commission, contingency fee or other consideration.

13. Nothing in this Agreement shall be construed as creating a partnership, joint venture or agency relationship between NRC and the Firm.

14. In its performance of the Work, the Firm must maintain adequate environmental protection measures, including those for biohazardous materials, to satisfy the requirement of all relevant regulatory bodies. If the Work directly involves human subjects or animals, the Firm must meet the conditions set, by one of NRC's Research Ethics Boards or by a Local Animal Care Committee (ACC) operating in accordance with the IRAP Terms of Reference for Local ACCs.

15. This Agreement terminates immediately if the Firm ceases operations, assigns its rights under this Agreement, enters into receivership, or becomes insolvent or bankrupt. Upon such termination, the total amount of all payments made by NRC to the Firm under this Agreement become a debt due to the Receiver General - National Research Council of Canada.

16. The Firm shall indemnify NRC in respect of any claim against NRC by a third party resulting directly or indirectly from the Firm's performance of the Work or use by the Firm or a third party of the results arising from the Work funded under this Agreement. The Firm shall not take action against NRC for failure or delay in performance caused by circumstances beyond NRC's reasonable control or for incorrectness of data supplied, advice given, or opinions expressed in relation to the Work.

17. Either party may terminate this Agreement for any reason, by giving the other party at least sixty days' notice in writing. The Firm shall have no obligation to NRC to perform the Work after notice is given or received, and NRC shall not reimburse costs incurred subsequent to the termination date, nor any costs incurred at a rate greater than the typical rate before the notice was given. Within the termination notice period given by a party, either party may request the other party to consider an amendment to the amount and terms of repayment. If within the termination notice period the parties do not enter into negotiations or do not agree to an amendment, the amount and manner of repayment specified in the Agreement will apply. Any termination is without prejudice to the rights and obligations of the parties that have accrued before termination.